[KING WORLD Insignia]

For Immediate Release

               KING WORLD ADJOURNS SPECIAL MEETING OF STOCKHOLDERS
                            UNTIL SEPTEMBER 14, 1999

New York, NY, September 7, 1999 - CBS Corporation (NYSE: CBS) and King World Productions, Inc. (NYSE: KWP) announced today that King World adjourned its Special Meeting of Stockholders which was to consider and vote upon the proposal to adopt the Merger Agreement between King World and CBS until September 14, 1999 in order to consider the impact of the CBS-Viacom merger transaction that was announced earlier today. CBS and King World each reiterated their commitment to proceed with the King World-CBS merger as expeditiously as possible.

King World is the leading distributor of first-run programming, including the two highest-rated, first-run strips in syndication, WHEEL OF FORTUNE and JEOPARDY!, both produced by Columbia TriStar Television, a Sony Pictures Entertainment company, and THE OPRAH WINFREY SHOW, produced by Harpo Productions, Inc. The company also produces and distributes television's highest-rated syndicated newsmagazine, INSIDE EDITION, as well as co-produces and distributes HOLLYWOOD SQUARES, THE ROSEANNE SHOW and the upcoming THE MARTIN SHORT SHOW. King World also distributes a library of feature films and television programs and the MR. FOOD insert. The Company's barter subsidiary, King World Media Sales, sells national advertising time in King World and other TV programming. Another subsidiary, King World Direct, is a worldwide, full-service, direct marketing company.


For further information, contact: Randi Cone, KING WORLD, (212) 541-0212